Contact: Mark E. Secor Chief Administration Officer Phone: 219-873-2611 Date: January 26, 2026 FOR IMMEDIATE RELEASE Horizon Bancorp, Inc. Announces Retirement of James B. Dworkin and Resignation of Julie S. Freigang from the Board of Directors MICHIGAN CITY, Ind., January 26, 2026 – (NASDAQ GS: HBNC) Horizon Bancorp, Inc. (“Horizon” or the “Company”) announced that James B. Dworkin will retire from the Board of Directors effective at the expiration of his current term on May 7, 2026. Mr. Dworkin provided written notice of his decision on January 20, 2026, which was accepted by the Board of Directors on that same day. Also, in an unrelated action, on January 20, 2026, Julie S. Freigang submitted notice of her resignation from the Board of Directors, effective January 20, 2026, which was accepted by the Board of Directors on that same day. “Jim’s and Julie’s insightful engagement and dedication will certainly be missed. They are strong independent directors with accomplished careers, and the governance they’ve provided has been critical to the Bank’s growth.”, according to Eric P. Blackhurst, Charman of the Board of Directors. “We appreciate Jim’s more than two decades commitment to helping Horizon Bank become a leading community banking franchise in the Midwest, and I want to thank Julie for the guidance she has provided to our Board around the everchanging landscape of cyber security related risks.” James B. Dworkin, Chancellor Emeritus & Professor of Management Mitchell E. Daniels School of Business Purdue University North Central, has served on Horizon’s Board of Directors since 2003, and on the Board of Directors of Horizon Bank since 2002. In this role, he served as a member of Horizon’s Audit Committee and the Chair of the Wealth Committee. Julie S. Freigang, Vice President & Chief Information Officer of CF Industries Holdings, Inc. has served on the Board of Directors of Horizon Bank since 2019 and was appointed to the Horizon Board of Directors in January 2020. In this role, she served as a member of the Audit Committee and was the Chair of the Cyber Security Committee. “On behalf of the Horizon team, I’d like to thank Jim and Julie for their dedicated service to Horizon’s Board of Directors,” stated Thomas Prame, Horizon’s President and Chief Executive Officer. “Both Jim and Julie have provided Horizon great counsel and leadership over their years of service. We have benefited from their dedicated service and the strategic direction provided to our leadership teams.”

About Horizon Bancorp, Inc. Horizon Bancorp, Inc. (NASDAQ GS: HBNC) is the $6.4 billion-asset commercial bank holding company for Horizon Bank, which serves customers across diverse and economically attractive Midwestern markets through convenient digital and virtual tools, as well as its Indiana and Michigan branches. Horizon's retail offerings include prime residential and other secured consumer lending to in-market customers, as well as a range of personal banking and wealth management solutions. Horizon also provides a comprehensive array of in-market business banking and treasury management services, as well as equipment financing solutions for customers regionally and nationally, with commercial lending representing over half of total loans. More information on Horizon, headquartered in Northwest Indiana's Michigan City, is available at horizonbank.com and investor.horizonbank.com.